SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


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                               INTELLIGROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                  ASHOK PANDEY
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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
                                  ASHOK PANDEY
                                 944 Stuart Road
                               Princeton, NJ 08540

July 9, 2002

Dear Fellow Intelligroup Shareholder:

      Intelligroup's annual meeting will finally be held on July 16, 2002. As the Company's founder, a major shareholder and former Chairman and CEO, I am seeking your support for the election of an independent slate of directors to the Intelligroup Board.

      MANAGEMENT HAS DELAYED THE SHAREHOLDER VOTE TWICE NOW, THE LAST TIME ON THE EVE OF THE ELECTION! Why have they engaged in these delay tactics? Draw your own conclusions. I was ready to vote my proxies last week when the meeting was postponed. A New Jersey court has now ordered that the meeting cannot be postponed again. Your vote will determine the direction of the Company.

      Would you want your investment to be in the hands of a management that:

o HAS PRESIDED OVER A STEADY DECLINE IN THE VALUE OF YOUR INVESTMENT - shares that once traded at about $15 per share in early 2000 have traded at about $1 per share for most of this year.

o IS ONLY NOW TAKING ACTIONS THAT I PROPOSED LONG AGO. I believe one result of management's failure to take timely action was last year's multi-million dollar loss.

o REWARDS NON-PERFORMANCE. In spite of the Company's poor performance, the current Chairman, President and CEO, Mr. Valluripalli, was awarded a $200,000 bonus for 2001 by the very Board he heads.

o HAS A CEO WITH VIRTUALLY NO ECONOMIC INTEREST LEFT IN THE COMPANY. I have been informed that Mr. Valluripalli pledged all of his Intelligroup shares as collateral for a personal loan on which he has defaulted - resulting in the liquidation of his entire stock position in the Company! Do you want to entrust your investment to a CEO who I believe has no investment left in your Company?

o WOULD GO SO FAR AS TO SUE ITS LARGEST SHAREHOLDER JUST DAYS AFTER THE SHAREHOLDER PUBLICLY ANNOUNCED THAT IT WOULD VOTE AGAINST MANAGEMENT. I believe this is just a last minute legal maneuver by a desperate Board - the same Board from which one of the founding directors recently resigned because he was uncomfortable with the Board's failure to inform him of events and decisions!

      This is NOT the strong, results-oriented and committed leadership Intelligroup shareholders and employees deserve. I am convinced that it is time for a change at the top. Major shareholders have publicly indicated their support. Many employees - both in management and in the field, people I have known and worked with for years (many of whom I hired) - have indicated privately that they would be delighted to see my slate elected in spite of the "employee letter" management released publicly.

      My nominees are accomplished, experienced individuals. They are leaders. They are independent. Most importantly though, they bring with them the skills and insights Intelligroup needs to compete effectively, and they fully appreciate the key role Intelligroup's many talented and highly capable managers and employees will play in the Company's recovery.

      The Annual Meeting is only a few days away. We want your vote. Since time is so short, we ask that you sign, date and return the enclosed WHITE proxy in the envelope provided. If your shares are held by your broker or bank, please contact the person responsible for your account and instruct them to execute the WHITE proxy on your behalf.

Thank you for your support.

Sincerely,

/s/ Ashok Pandey

Ashok Pandey

        PLEASE SIGN, DATE, AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY
                    TO VOTE FOR THE ELECTION OF OUR NOMINEES.

                                IMPORTANT NOTICE:
                If you have any questions, or need assistance in
                    voting your shares, please call our proxy
                                   solicitor:
                           INNISFREE M&A INCORPORATED
                          TOLL-FREE, AT 1-888-750-5834


                IF YOU HOLD YOUR SHARES THROUGH A BROKER OR BANK,
                       ONLY THEY CAN VOTE YOUR SHARES AND
                  THEY CANNOT DO SO WITHOUT YOUR INSTRUCTIONS.

        PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TODAY AND
          INSTRUCT THEM TO EXECUTE THE WHITE PROXY CARD ON YOUR BEHALF.